Exhibit 99.1

Hanger Announces Acceptance of its Plan of Compliance by the NYSE

AUSTIN, Texas, September 21, 2015 — Hanger, Inc. (NYSE: HGR) today announced that the New York Stock Exchange (the “NYSE”) notified the Company that it accepted the Company’s plan to regain compliance with the continued listing requirements of the NYSE.

On March 18, 2015, the Company received notice from the NYSE indicating that the Company does not satisfy the NYSE’s continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  The Company submitted a plan of compliance to the NYSE on September 9, 2015.  On September 18, 2015, the NYSE notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until March 19, 2016 to regain compliance with the NYSE’s continued listing standards.  The Company will be subject to reassessment by the NYSE during the extension period.  Failure to make progress consistent with the plan could result in accelerated trading suspension prior to March 19, 2016, and if the Company does not complete its late filings by March 19, 2016 the NYSE will move forward with the initiation of suspension and delisting procedures.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 750 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.

SOURCE Hanger, Inc.

Investor Contact:

Paul Severt, Vice President, Corporate Finance and Treasurer

Hanger, Inc., (512) 777-3666

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